Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed to amend and restate the following:

3.13. Surrender Value - Delete the section on surrender fee and replace it with the following:

The amount paid by Aetna upon the surrender of all or any portion of the Active Life Fund shall be reduced by a surrender fee. The surrender fee will be a percentage of the amount surrendered and will vary according to the period of time between the Effective Date of the Contract and the date of surrender. The surrender fee will be determined as follows:

         If the completed Period of Time is                   Surrender Fee

         Less than 5 years                                             5%
         5 or more but less than 7 years                               4%
         7 or more but less than 9 years                               3%
         9 or more but less than 10 years                              2%
         10 or more years                                              0%

No surrender fee is deducted when any portion of the Active Life Fund is paid:

(a)      at the death of a Participant before annuity payments start;

(b)      as a premium for an annuity for a Participant; or

(c) As a transfer to another Pension/Profit Sharing or Individual Retirement Annuity Contract offered by Aetna Life Insurance and Annuity Company.


Endorsed and made part of this Contract effective May 1, 1992.



                                      /s/ Laura R. Estes
                                      Senior Vice President, ALIAC Pensions
                                      Aetna Life Insurance and Annuity Company